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                                                                    Exhibit 8(e)

                          EXPENSE LIMITATION AGREEMENT

        This Agreement, dated as of October 1, 2005, is made and entered into by and among Opus Investment Management, Inc. (the "Adviser") and Opus Investment Trust (the "Trust") on behalf of the series of the Trust listed on Schedule A hereto (the "Fund").

        WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end management investment company of the series type, and the Fund is a series of the Trust.

        WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into a Management Agreement dated October 25, 2004 for the Fund (the "Management Agreement"), pursuant to which the Adviser provides investment advisory, management and administrative services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

        WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of Class I Shares and Class R Shares of the Fund, through waiving fees and/or reimbursing expenses, at a level below the level to which such classes would normally be subject.

        NOW THEREFORE, the parties hereto agree as follows:

                1. Expense Limit. Until further notice and in any event through September 30, 2006, the Adviser agrees that it will limit the investment advisory, management and administrative expenses at the levels shown on Schedule A hereto ("Expense Limit").

                2. Term and Termination. This Agreement will automatically terminate with respect to the Fund upon termination of the Management Agreement with respect to such Fund. In any event, this Agreement will terminate as of October 1, 2006.

                5. Captions. The captions in this Agreement are included for convenience of reference and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                6. Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or Bylaws or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

                7. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

                8. Amendment. This Agreement may be amended only by a written instrument signed by each of the parties hereto.

        A copy of the Agreement and Declaration of Trust of the Trust, as amended, is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

    OPUS INVESTMENT MANAGEMENT, INC.           OPUS INVESTMENT TRUST
                                               On behalf of the Fund listed on
                                               Schedule A hereto


    By:    /s/ John P. Kavanaugh               By:    /s/ Donald P. Wayman
           -------------------------                  ------------------------
    Name:  John P. Kavanaugh                   Name:  Donald P. Wayman
    Title: President                           Title: Vice President

                                        2

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                                   SCHEDULE A

                                                           Total Fund
    Fund / Class                                         Management Fees
    ------------                                         ---------------

    Opus Cash Reserves / Class I Shares                       0.18%

    Opus Cash Reserves / Class R Shares                       0.43%


    OPUS INVESTMENT MANAGEMENT, INC.           OPUS INVESTMENT TRUST
                                               On behalf of the Fund listed on
                                               Schedule A hereto

    By:    /s/ John P. Kavanaugh               By:    /s/ Donald P. Wayman
           -------------------------                  ------------------------
    Name:  John P. Kavanaugh                   Name:  Donald P. Wayman
    Title: President                           Title: Vice President